Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Beyond Air, Inc. (the “Company”) of our report dated June 26, 2026 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the consolidated financial statements of the Company as of and for the years ended March 31, 2026 and 2025 appearing in the Company’s Annual Report on Form 10-K for the years ended March 31, 2026 and 2025. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

August 17, 2026